Exhibit 99

Contacts:

Media	Investor Relations
Stacey Jones	Sean Meakim
(980) 378-6258	(704) 627-6200
stacey.jones@honeywell.com	sean.meakim@honeywell.com

HONEYWELL DELIVERS STRONG THIRD QUARTER RESULTS
AND BEATS EARNINGS GUIDANCE

•Sales of $9.2 Billion, Reported Sales Up 3%, Organic1 Sales Up 2%
•Orders Up 10%, Backlog Up 8% Year Over Year to a Record Level of $31.4 Billion
•Aerospace Sales Up 18%, Double-Digit Growth in Both Commercial Aviation and Defense and Space
•Operating Margin Up 140 Basis Points to 20.9%; Segment Margin1 Up 80 Basis Points to 22.6%
•Earnings Per Share of $2.27, Exceeding High End of Guidance Range
•Deployed $2.0 Billion of Capital, Including Repurchasing 5.3 Million Honeywell Shares

CHARLOTTE, N.C., October 26, 2023 -- Honeywell (NASDAQ: HON) today announced results for the third quarter that met or exceeded the company's guidance. The company also updated its full-year sales, segment margin2, and adjusted earnings per share2,3 guidance ranges.
The company reported third-quarter year-over-year sales growth of 3% and organic1 sales growth of 2%, led by double-digit organic sales growth in commercial aviation, defense and space, and process solutions. Operating margin expanded 140 basis points to 20.9% and segment margin1 expanded by 80 basis points to 22.6%, led by expansion in Honeywell Building Technologies. Earnings per share for the third quarter was $2.27, roughly flat year over year on a reported basis and up 1% year over year adjusted1. Excluding a 14-cent non-cash pension headwind, adjusted earnings per share1 was up 7%. Operating cash flow was $1.8 billion with operating cash flow margin of 19.6%, and free cash flow1 was $1.6 billion with free cash flow margin1 of 16.9%, driven by strong net income and collections.
"Honeywell executed through a challenging environment in the third quarter, meeting or exceeding guidance for all metrics and demonstrating once again our culture of execution and accountability," said Vimal Kapur, chief executive officer of Honeywell. "Organic1 sales growth was led by our Aerospace segment, where continued supply chain improvements enabled significant sales growth in both commercial aviation and defense and space. We also saw strong growth in other pockets of the portfolio, including double-digit organic sales growth in our process solutions business, and 20% organic sales growth in our Honeywell Connected Enterprise offerings. Orders growth of 10% in the quarter, led by strength in Aerospace and our other long-cycle businesses, drove our backlog to a new record level of $31.4 billion, up 8% year over year. Continued mix benefits combined with our laser focus on productivity across the Honeywell portfolio enabled us to expand margins in line with the high end of our guidance range. We remain committed to our capital deployment strategy and put our robust balance sheet to work in the third quarter by deploying $2.0 billion to dividends, high-return capex, M&A, and share repurchases, including more

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Honeywell Q3’23 Results - 2

than doubling our share repurchases sequentially to 5.3 million shares. The result of all these efforts was increased adjusted earnings per share1 in the face of uncertain macroeconomic dynamics."
Kapur continued, "I am very excited about the future of Honeywell. Our portfolio is aligned to powerful megatrends: automation, the future of aviation, and energy transition, all underpinned by our robust digitalization capabilities. Our technologically differentiated portfolio of solutions and world-class Honeywell Accelerator operating system will enable us to capitalize on these trends and drive the profitable growth we outlined in our long-term financial framework."
As a result of the company's third-quarter performance and management's outlook for the remainder of the year, Honeywell updated its full-year sales, segment margin2, and adjusted earnings per share2,3 guidance. Full-year sales are now expected to be $36.8 billion to $37.1 billion with organic1 sales growth in the range of 4% to 5%. Segment margin2 is now expected to be in the range of 22.5% to 22.6%, with segment margin expansion2 of 80 to 90 basis points, up 10 basis points on the low end from the prior guidance range. Adjusted earnings per share2,3 is now expected to be in the range of $9.10 to $9.20, narrowing the range by 5 cents on both ends from the prior guidance range. Operating cash flow is still expected to be in the range of $4.9 billion to $5.3 billion, and free cash flow1 is still expected to be in the range of $3.9 billion to $4.3 billion, or $5.1 billion to $5.5 billion excluding the net impact of settlements signed in the fourth quarter of 2022. A summary of the company's full-year guidance changes can be found in Table 1.

Third-Quarter Performance
Honeywell sales for the third quarter were up 3% year over year on a reported basis and 2% year over year on an organic1 basis. The third-quarter financial results can be found in Tables 2 and 3.
Aerospace sales for the third quarter were up 18% year over year on an organic1 basis, the fifth consecutive quarter of double-digit organic growth, with strength in both commercial aviation and defense and space. Commercial aviation growth was led by robust aftermarket demand driven by increased flight activity, particularly in air transport, with commercial aftermarket sales up more than 20% year over year. Commercial original equipment sales also increased in the third quarter on increased deliveries, particularly in business and general aviation. Defense and space sales grew 18% year over year as supply chain improvements and strengthened orders enabled us to convert our strong order book into sales. Segment margin remained unchanged year over year at 27.5%, as higher volume leverage and commercial excellence were offset by cost inflation and mix pressure in our original equipment business.
Honeywell Building Technologies sales for the third quarter were flat on an organic1 basis year over year. Building solutions sales grew 4% organically driven by strong execution of building projects, particularly energy projects. Building products sales declined modestly on lower volumes of security offerings. Segment margin expanded 110 basis points to 25.2% driven by productivity actions and commercial excellence, partially offset by cost inflation.
Performance Materials and Technologies sales for the third quarter were up 3% on an organic1 basis year over year. HPS sales grew 11% organically, led by another quarter of double-digit growth in projects and lifecycle solutions and services. UOP grew 6% organically as a result of increased petrochemical catalyst shipments, and double-digit growth in sustainable technology solutions. Orders in our sustainable technology solutions business once again grew triple digits. Segment margin contracted 50 basis points to 22.1% as a result of lower volumes in advanced materials.
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Honeywell Q3’23 Results - 3

Safety and Productivity Solutions sales for the third quarter decreased by 25% year over year on an organic1 basis. Sales declines were due to lower volumes in warehouse and workflow solutions, which continues to be impacted by softness in the warehouse automation market. However, our pipeline remains robust, which translated into double-digit year over year and over 50% sequential orders growth in the third quarter. Additionally, we continue to see strong double-digit growth in the aftermarket services business. Volume declines in productivity solutions and services also impacted sales as we continue to work through the impact of lower demand and distributor destocking. Segment margin contracted 120 basis points year over year to 14.5% driven by lower volume leverage, partially offset by productivity and commercial excellence.

Conference Call Details
Honeywell will discuss its third-quarter results and updated full-year 2023 guidance during an investor conference call starting at 8:30 a.m. Eastern Daylight Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

TABLE 1: FULL-YEAR 2023 GUIDANCE2

	Previous Guidance	Current Guidance
Sales	$36.7B - $37.3B	$36.8B - $37.1B
Organic[1] Growth	4% - 6%	4% - 5%
Segment Margin	22.4% - 22.6%	22.5% - 22.6%
Expansion	Up 70 - 90 bps	Up 80 - 90 bps
Adjusted Earnings Per Share[3]	$9.05 - $9.25	$9.10 - $9.20
Adjusted Earnings Growth[3]	3% - 6%	4% - 5%
Adjusted Earnings Per Share Excluding Pension Headwind[3]	$9.60 - $9.80	$9.65 - $9.75
Adjusted Earnings Growth Excluding Pension Headwind[3]	10% - 12%	10% - 11%
Operating Cash Flow	$4.9B - $5.3B	$4.9B - $5.3B
Free Cash Flow[1]	$3.9B - $4.3B	$3.9B - $4.3B
Free Cash Flow Excluding Impact of Settlements[1]	$5.1B - $5.5B	$5.1B - $5.5B

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	3Q 2023	3Q 2022	Change
Sales	$9,212	$8,951	3%
Organic[1] Growth			2%
Operating Income Margin	20.9%	19.5%	140 bps
Segment Margin[1]	22.6%	21.8%	80 bps
Earnings Per Share	$2.27	$2.28	—%
Adjusted Earnings Per Share[1]	$2.27	$2.25	1%
Cash Flow from Operations	$1,809	$2,083	(13%)
Free Cash Flow[1]	$1,560	$1,899	(18%)
Free cash flow margin[1]	16.9%	21.2%	(430 bps)

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Honeywell Q3’23 Results - 4

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE	3Q 2023	3Q 2022	Change
Sales	$3,499	$2,976	18%
Organic Growth[1]			18%
Segment Profit	$963	$818	18%
Segment Margin	27.5%	27.5%	0 bps
HONEYWELL BUILDING TECHNOLOGIES
Sales	$1,530	$1,526	—%
Organic Growth[1]			—%
Segment Profit	$386	$368	5%
Segment Margin	25.2%	24.1%	110 bps
PERFORMANCE MATERIALS AND TECHNOLOGIES
Sales	$2,867	$2,720	5%
Organic Growth[1]			3%
Segment Profit	$633	$615	3%
Segment Margin	22.1%	22.6%	-50 bps
SAFETY AND PRODUCTIVITY SOLUTIONS
Sales	$1,314	$1,727	(24%)
Organic Growth[1]			(25%)
Segment Profit	$190	$271	(30%)
Segment Margin	14.5%	15.7%	-120 bps

1	See additional information at the end of this release regarding non-GAAP financial measures.
2
Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin or adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.

3
Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.

Honeywell is an integrated operating company serving a broad range of industries and geographies around the world. Our business is aligned with three powerful megatrends - automation, the future of aviation, and energy transition - underpinned by our Honeywell Accelerator operating system and Honeywell Connected Enterprise integrated software platform. As a trusted partner, we help organizations solve the world's toughest, most complex challenges, providing actionable solutions and innovations that help make the world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.
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Honeywell Q3’23 Results - 5

We describe many of the trends and other factors that drive our business and future results in this release. Such discussions contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements are those that address activities, events, or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors, many of which are difficult to predict and outside of our control. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to material risks and uncertainties, including ongoing macroeconomic and geopolitical risks, such as lower GDP growth or recession, capital markets volatility, inflation, and certain regional conflicts, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. These forward-looking statements should be considered in light of the information included in this release, our Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment profit margin, on an overall Honeywell basis;
•Organic sales growth;
•Free cash flow;
•Free cash flow excluding impact of settlements;
•Free cash flow margin;
•Adjusted earnings per share; and
•Adjusted earnings per share excluding pension headwind.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

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Honeywell Q3’23 Results - 6

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Product sales	$6,294	$6,588	$19,045	$19,404
Service sales	2,918	2,363	8,177	6,876
Net sales	9,212	8,951	27,222	26,280
Costs, expenses and other
Cost of products sold[1]	4,090	4,286	12,291	12,674
Cost of services sold[1]	1,580	1,308	4,503	3,904
Total Cost of products and services sold	5,670	5,594	16,794	16,578
Research and development expenses	364	387	1,096	1,123
Selling, general and administrative expenses[1]	1,252	1,228	3,831	3,965
Other (income) expense	(247)	(337)	(715)	(846)
Interest and other financial charges	206	98	563	270
Total costs, expenses and other	7,245	6,970	21,569	21,090
Income before taxes	1,967	1,981	5,653	5,190
Tax expense	452	432	1,229	1,244
Net income	1,515	1,549	4,424	3,946
Less: Net income (loss) attributable to the noncontrolling interest	1	(3)	29	(1)
Net income attributable to Honeywell	$1,514	$1,552	$4,395	$3,947
Earnings per share of common stock - basic	$2.29	$2.30	$6.61	$5.81
Earnings per share of common stock - assuming dilution	$2.27	$2.28	$6.56	$5.76
Weighted average number of shares outstanding - basic	662.4	674.1	665.2	679.3
Weighted average number of shares outstanding - assuming dilution	667.0	679.6	670.4	685.3

1	Cost of products and services sold and Selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

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Honeywell Q3’23 Results - 7

Honeywell International Inc.
Segment Data (Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2023	2022	2023	2022
Aerospace	$3,499	$2,976	$9,951	$8,623
Honeywell Building Technologies	1,530	1,526	4,527	4,486
Performance Materials and Technologies	2,867	2,720	8,477	7,867
Safety and Productivity Solutions	1,314	1,727	4,262	5,300
Corporate and All Other	2	2	5	4
Total	$9,212	$8,951	$27,222	$26,280

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended September 30,		Nine Months Ended September 30,
Segment Profit	2023	2022	2023	2022
Aerospace	$963	$818	$2,714	$2,338
Honeywell Building Technologies	386	368	1,146	1,064
Performance Materials and Technologies	633	615	1,821	1,726
Safety and Productivity Solutions	190	271	689	755
Corporate and All Other	(90)	(120)	(289)	(298)
Total segment profit	2,082	1,952	6,081	5,585
Interest and other financial charges	(206)	(98)	(563)	(270)
Stock compensation expense[1]	(39)	(50)	(148)	(163)
Pension ongoing income[2]	131	247	391	748
Other postretirement income[2]	6	10	19	30
Repositioning and other charges[3,4]	(88)	(100)	(331)	(714)
Other[5]	81	20	204	(26)
Income before taxes	$1,967	$1,981	$5,653	$5,190

1	Amounts included in Selling, general and administrative expenses.
2	Amounts included in Cost of products and services sold, Selling, general and administrative expenses (service costs) and Other income (expense) (non-service cost components).
3	Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other (income) expense.
4	Includes repositioning, asbestos, and environmental expenses.
5	Amounts include the other components of Other (income) expense not included within other categories in this reconciliation. Equity income of affiliated companies is included in segment profit.

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Honeywell Q3’23 Results - 8

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$7,770	$9,627
Short-term investments	164	483
Accounts receivable, less allowances of $342 and $326, respectively	7,833	7,440
Inventories	6,000	5,538
Other current assets	1,553	1,894
Total current assets	23,320	24,982
Investments and long-term receivables	895	945
Property, plant and equipment—net	5,486	5,471
Goodwill	17,793	17,497
Other intangible assets—net	3,310	3,222
Insurance recoveries for asbestos-related liabilities	200	224
Deferred income taxes	377	421
Other assets	9,915	9,513
Total assets	$61,296	$62,275
LIABILITIES
Current liabilities
Accounts payable	$6,428	$6,329
Commercial paper and other short-term borrowings	1,933	2,717
Current maturities of long-term debt	1,670	1,730
Accrued liabilities	7,196	9,162
Total current liabilities	17,227	19,938
Long-term debt	16,683	15,123
Deferred income taxes	2,225	2,093
Postretirement benefit obligations other than pensions	131	146
Asbestos-related liabilities	1,102	1,180
Other liabilities	6,146	6,469
Redeemable noncontrolling interest	7	7
Shareowners’ equity	17,775	17,319
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$61,296	$62,275
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Honeywell Q3’23 Results - 9

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash flows from operating activities
Net income	$1,515	$1,549	$4,424	$3,946
Less: Net income (loss) attributable to noncontrolling interest	1	(3)	29	(1)
Net income attributable to Honeywell	1,514	1,552	4,395	3,947
Adjustments to reconcile net income attributable to Honeywell to net cash provided by (used for) operating activities
Depreciation	166	166	493	494
Amortization	142	134	382	411
Gain on sale of non-strategic businesses and assets	—	(10)	—	(10)
Repositioning and other charges	88	100	331	714
Net payments for repositioning and other charges	(128)	(96)	(323)	(316)
NARCO Buyout payment	—	—	(1,325)	—
Pension and other postretirement income	(137)	(257)	(410)	(778)
Pension and other postretirement benefit receipts (payments)	(2)	(9)	(25)	(14)
Stock compensation expense	39	50	148	163
Deferred income taxes	(28)	88	168	208
Other	89	119	(554)	200
Changes in assets and liabilities, net of the effects of acquisitions and divestitures
Accounts receivable	161	244	(344)	(660)
Inventories	(110)	44	(448)	(390)
Other current assets	(67)	163	141	125
Accounts payable	(18)	(125)	96	(365)
Accrued liabilities	100	(80)	(340)	(821)
Net cash provided by operating activities	1,809	2,083	2,385	2,908
Cash flows from investing activities
Capital expenditures	(249)	(184)	(675)	(525)
Proceeds from disposals of property, plant and equipment	8	—	21	11
Increase in investments	(175)	(364)	(404)	(834)
Decrease in investments	176	238	808	884
Receipts from Garrett Motion Inc.	—	—	—	409
Receipts (payments) from settlements of derivative contracts	250	436	212	773
Cash paid for acquisitions, net of cash acquired	(55)	—	(716)	(178)
Net cash provided by (used for) investing activities	(45)	126	(754)	540
Cash flows from financing activities
Proceeds from issuance of commercial paper and other short-term borrowings	2,727	2,386	10,727	5,310
Payments of commercial paper and other short-term borrowings	(3,554)	(2,398)	(11,484)	(5,324)
Proceeds from issuance of common stock	36	46	151	121
Proceeds from issuance of long-term debt	19	1	2,985	2
Payments of long-term debt	(26)	(1,729)	(1,410)	(1,818)
Repurchases of common stock	(1,011)	(390)	(2,187)	(2,827)
Cash dividends paid	(728)	(669)	(2,144)	(2,028)
Other	(27)	(24)	(65)	(45)
Net cash used for financing activities	(2,564)	(2,777)	(3,427)	(6,609)
Effect of foreign exchange rate changes on cash and cash equivalents	(56)	(231)	(61)	(349)
Net decrease in cash and cash equivalents	(856)	(799)	(1,857)	(3,510)
Cash and cash equivalents at beginning of period	8,626	8,248	9,627	10,959
Cash and cash equivalents at end of period	$7,770	$7,449	$7,770	$7,449

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Honeywell Q3’23 Results - 10

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.
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Honeywell Q3’23 Results - 11

Honeywell International Inc.
Reconciliation of Organic Sales % Change (Unaudited)

Three Months Ended September 30, 2023
Honeywell
Reported sales % change	3%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	1%
Organic sales % change	2%

Aerospace
Reported sales % change	18%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	18%

Honeywell Building Technologies
Reported sales % change	—%
Less: Foreign currency translation	—%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	—%

Performance Materials and Technologies
Reported sales % change	5%
Less: Foreign currency translation	1%
Less: Acquisitions, divestitures and other, net	1%
Organic sales % change	3%

Safety and Productivity Solutions
Reported sales % change	(24)%
Less: Foreign currency translation	1%
Less: Acquisitions, divestitures and other, net	—%
Organic sales % change	(25)%

We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.
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Honeywell Q3’23 Results - 12

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit, Calculation of Operating Income and Segment Profit Margins
(Unaudited)
(Dollars in millions)

	Three Months Ended September 30,		Twelve Months Ended December 31,
	2023	2022	2022
Operating income	$1,926	$1,742	$6,427
Stock compensation expense[1]	39	50	188
Repositioning, Other[2,3]	100	128	942
Pension and other postretirement service costs[3]	17	32	132
Segment profit	$2,082	$1,952	$7,689

Operating income	$1,926	$1,742	$6,427
÷ Net sales	$9,212	$8,951	$35,466
Operating income margin %	20.9%	19.5%	18.1%
Segment profit	$2,082	$1,952	$7,689
÷ Net sales	$9,212	$8,951	$35,466
Segment profit margin %	22.6%	21.8%	21.7%

1	Included in Selling, general and administrative expenses.
2
Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the three months ended September 30, 2022, other charges include a benefit of $16 million primarily related to a favorable foreign exchange revaluation on an intercompany loan with a Russian affiliate, in addition to the recovery of outstanding accounts receivable previously reserved against, partially offset by additional charges for called guarantees, related to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind down of our businesses and operations in Russia. For the three months ended September 30, 2022, and twelve months ended December 31, 2022, other charges include $17 million and $41 million, respectively, of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.

3	Included in Cost of products and services sold and Selling, general and administrative expenses.
We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment profit margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit, particularly pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.
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Honeywell Q3’23 Results - 13

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share and Adjusted Earnings per Share Excluding Pension Headwind (Unaudited)

	Three Months Ended September 30,		Twelve Months Ended December 31,
	2023	2022	2022	2023(E)
Earnings per share of common stock - diluted[1]	$2.27	$2.28	$7.27	$9.09 - $9.19
Pension mark-to-market expense[2]	—	—	0.64	No Forecast
Expense related to UOP Matters[3]	—	—	0.07	—
Russian-related charges[4]	—	(0.02)	0.43	—
Gain on sale of Russian entities[5]	—	(0.01)	(0.03)	—
Net expense related to the NARCO Buyout and HWI Sale[6]	—	—	0.38	0.01
Adjusted earnings per share of common stock - diluted	$2.27	$2.25	$8.76	$9.10 - $9.20
Pension headwind[7]	$0.14	—	—	~$0.55
Adjusted earnings per share of common stock excluding Pension headwind - diluted	$2.41	$2.25	$8.76	$9.65 - $9.75

1
For the three months September 30, 2023, and 2022, adjusted earnings per share utilizes weighted average shares of approximately 667.0 million and 679.6 million, respectively. For the twelve months ended December 31, 2022, adjusted earnings per share utilizes weighted average shares of approximately 683.1 million. For the twelve months ended December 31, 2023, expected earnings per share utilizes weighted average shares of approximately 669.0 million.

2	Pension mark-to-market expense uses a blended tax rate of 16%, net of tax benefit of $83 million, for 2022.
3	For the twelve months ended December 31, 2022, the adjustment was $45 million, without tax benefit, due to an expense related to UOP matters.
4
For the twelve months ends December 31, 2023, the adjustment was $1 million, without tax expense. For the three months ended September 30, 2022, the adjustment was $16 million, without tax expense, primarily related to favorable foreign exchange revaluation on an intercompany loan with a Russian affiliate, in addition to the recovery of outstanding accounts receivable previously reserved against, partially offset by additional charges for called guarantees, related to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, the adjustment was $297 million, without tax benefit, to exclude charges and the accrual of reserves related to outstanding accounts receivable, contract assets, impairment of intangible assets, foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, and called guarantees related to the initial suspension and wind down of our businesses and operations in Russia.

5	For the three months ended September 30, 2022, and twelve months ended December 31, 2022, the adjustments were $10 million and $22 million, respectively, without tax expense, due to the gain on sale of Russian entities.
6	For the twelve months ended December 31, 2023, and December 31, 2022, the adjustments were $8 million and $260 million, net of tax of benefit of $3 million and $82 million, respectively, due to the net expense related to the NARCO Buyout and HWI Sale.
7
For the three months ended September 30, 2023, the adjustment was the decline of $92 million of pension ongoing and other postretirement income compared to the three months ended September 30, 2022, net of tax expense of $28 million. For the twelve months ended December 31, 2023, the adjustment is the forecasted decline of approximately $370 million of pension ongoing and other postretirement income between 2022 and 2023, net of estimated tax expense of approximately $100 million.

We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We define adjusted earnings per share excluding pension headwind as adjusted earnings per share adjusted for an actual or forecasted decline of pension ongoing and other postretirement income between the comparative periods in 2022 and 2023. We believe adjusted earnings per share and adjusted earnings per share excluding pension headwind are measures that are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward-looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments, and other relevant factors, these assumptions are subject to change.
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Honeywell Q3’23 Results - 14

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Calculation of Free Cash Flow Margin (Unaudited)
(Dollars in millions)

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022
Cash provided by operating activities	$1,809	$2,083
Capital expenditures	(249)	(184)
Garrett cash receipts	—	—
Free cash flow	1,560	1,899
Cash provided by operating activities	$1,809	$2,083
÷ Net sales	$9,212	$8,951
Operating cash flow margin %	19.6%	23.3%
Free cash flow	$1,560	$1,899
÷ Net sales	$9,212	$8,951
Free cash flow margin %	16.9%	21.2%

We define free cash flow as cash provided by operating activities less cash for capital expenditures plus cash receipts from Garrett. We define free cash flow margin as free cash flow divided by net sales.

We believe that free cash flow and free cash flow margin are non-GAAP measures that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These measures can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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Honeywell Q3’23 Results - 15

Honeywell International Inc.
Reconciliation of Expected Cash Provided by Operating Activities to Expected Free Cash Flow and Expected Free Cash Flow to Expected Free Cash Flow Excluding Impact of Settlements (Unaudited)

Twelve Months Ended December 31, 2023(E) ($B)
Cash provided by operating activities	~$4.9 - $5.3
Capital expenditures	~(1.0)
Garrett cash receipts	—
Free cash flow	~$3.9 - $4.3
Impact of settlements	~1.2
Free cash flow excluding impact of settlements	~$5.1 - $5.5

We define free cash flow as cash provided by operating activities less cash for capital expenditures plus anticipated cash receipts from Garrett. We define free cash flow excluding impact of settlements as free cash flow less settlements related to the NARCO Buyout, HWI Sale, and UOP Matters.

We believe that free cash flow and free cash flow excluding impact of settlements are non-GAAP measures that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These measures can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.